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Exhibit 10.36

THIRD AMENDMENT
TO
AMENDED AND RESTATED OPERATING AGREEMENT
OF
VALVINO LAMORE, LLC

        This Third Amendment to Amended and Restated Operating Agreement (the "Amendment") of Valvino Lamore, LLC, a Nevada limited liability company (the "Company"), is adopted, entered into, and effective as of April 11, 2002 (the "Effective Date"), by and among the Persons signatory hereto with reference to the following facts:

        A.    The Members of the Company previously adopted the Amended and Restated Operating Agreement of the Company effective as of October 3, 2000, as amended by the first amendment thereto (effective as of April 16, 2001) and the second amendment thereto (dated February 18, 2002) (collectively, the "Operating Agreement").

        B.    Wynn Resorts (Macau), S.A. ("Wynn Macau"), an entity in which Wynn holds (or, after transfers of interests in Wynn Macau to certain other parties, will hold) beneficially or directly an eighty percent (80%) ownership interest, has entered into negotiations with the Chief Executive of the Macau Special Administrative Region ("MSAR") regarding the development of a casino project in the MSAR (the "Macau Project") and intends to enter into a Concession Contract for Operating Casino Games of Chance or Games of Other Forms in the MSAR or similar document.

        C.    The Members desire that Wynn contribute his entire ownership interest in Wynn Macau and all rights of reimbursement from, and loan repayment from, Wynn Macau (collectively, the "Macau Interest") to the capital of the Company and that, in connection therewith, Wynn, Aruze, and Baron Asset Fund each make a contribution in cash to the capital of the Company, as provided for herein.

        D.    Baron Asset Fund desires to make an additional contribution in cash to the capital of the Company in exchange for additional Shares of the Company, as provided for herein.

        E.    The Company intends to raise additional financing from various sources, and the Members desire to authorize and empower the Managing Member to take all actions and to execute and deliver all documents as may be necessary or advisable to effect such financing.

        F.    In order to provide for the contributions and financing described above and to make certain amendments to the Operating Agreement in connection therewith, the parties hereto desire to amend the Operating Agreement as set forth below.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained below, the parties hereto hereby agree as follows:

        1.    All capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Operating Agreement.

          (a)  Clause (b) of the definition of "Covered Person" in Article I of the Operating Agreement shall be amended and restated in its entirety to read as follows: "(b) any member of the Board, officer, or employee of the Company,".

          (b)  Paragraph (i) of the definition of "Permitted Transferee" in Article I of the Operating Agreement shall be amended by deleting the word "or" at the end of clause (d) thereof and by adding a new clause (f) at the end thereof to read as follows: "(f) if the Transfer is being made by Aruze, then in addition to the Permitted Transferees described in clauses (a) through (e), any wholly-owned subsidiary of Aruze Parent where the Transfer has the effect of substituting a foreign corporation for Aruze with respect to Aruze's entire Interest; or".

          (c)  The definition of "Reorganization" in Article I of the Operating Agreement shall be amended by deleting, immediately before the proviso of such definition, the phrase ", whether or not such corporation or other entity".

        2.    On or before April 22, 2002, the Members shall make the following contributions to the capital of the Company: (a) Wynn shall contribute (i) the Macau Interest, and the Members agree that as of the Contribution Date (as hereinafter defined) the value of the Macau Interest shall be equal to the sum of fifty-five million six hundred fifty-nine thousand three hundred seventy-five dollars ($55,659,375) plus the Macau Reimbursement Amount (as defined in Paragraph 8 of this Amendment), and (ii) cash in the amount of thirty-two million dollars ($32,000,000); (b) Aruze shall contribute cash in the amount of one hundred twenty million dollars ($120,000,000); and (c) Baron Asset Fund shall contribute cash in the amount of nine million two hundred thirty thousand seven hundred seventy-two dollars ($9,230,772). No additional Shares shall be issued to the Members as a result of the foregoing contributions (except to the extent permitted under Paragraph 7 hereof). As soon as practicable following the contribution to capital described in clause (a)(i) of this Paragraph 2, the Company shall furnish each of Aruze and Baron Asset Fund with a copy of the assignment or other reasonable documentation used to effectuate the transfer of the Macau Interest to the Company. Notwithstanding the foregoing, Aruze may contribute up to ninety million dollars ($90,000,000) of the contribution to capital described in clause (b) of this Paragraph 2 on or before April 30, 2002 (the "Contribution Date"). The contributions to capital described in this Paragraph 2, the contribution to capital and issuance of Shares described in Paragraph 3 hereof, and the distribution to Wynn pursuant to Paragraph 8 hereof shall be deemed to have occurred as of the Contribution Date for purposes of this Amendment.

        3.    In addition to the contribution to capital described in clause (c) of Paragraph 2 of this Amendment, on or before April 22, 2002, Baron Asset Fund shall contribute to the capital of the Company cash in the amount of eleven million sixty-three thousand nine hundred fifty-six dollars ($11,063,956) and, in connection therewith, the Company shall issue to Baron Asset Fund two thousand eight hundred thirty-four point zero one (2,834.01) Common Shares; provided, however, that at the election of Baron Asset Fund, all or part of such contribution may be made by any publicly-traded, registered mutual fund managed by BAMCO (the "Other Baron Fund"), subject to the following terms and conditions: (i) to the extent that such contribution is made by the Other Baron Fund, the Shares to be issued by the Company under this Paragraph 3 shall be issued to the Other Baron Fund; (ii) the Other Baron Fund agrees in writing to be bound by the terms and provisions applicable to, and to assume all obligations of, Baron Asset Fund with respect to the contribution to be made by the Other Baron Fund hereunder and to be subject to all restrictions to which Baron Asset Fund was and is subject under the Articles and the Operating Agreement, as amended, with respect thereto; (iii) the Other Baron Fund agrees in writing to be bound by the terms and provisions applicable to, and to assume all obligations of, a Member and to be subject to all restrictions to which a Member is subject under the Articles and the Operating Agreement, as amended; (iv) the Other Baron Fund agrees in writing, to the same extent as Baron Asset Fund, to become a party to, and to be bound as a Stockholder under, that certain Stockholders Agreement (the "Stockholders Agreement") being entered into by Wynn, Baron Asset Fund, and Aruze in connection with the formation of the Corporate Vehicle (as defined in clause (d) of Paragraph 12 hereof); and (v) Baron Asset Fund's election under this Paragraph 3 shall not release it from any liability to the Company under this Paragraph 3. The Members hereby consent to the admission of the Other Baron Fund as a Member of the Company.

        4.    In connection with making their respective contributions to capital hereunder, each of the Members (and if applicable, the Other Baron Fund) hereby represents and warrants to the Company and the other Members as set forth on Exhibit A.

        5.    Pursuant to subparagraph (b) of the definition of "Gross Asset Value" in Article I of the Operating Agreement, as of immediately prior to the Contribution Date (i.e., as of immediately prior to the date as of which the contributions described in Paragraphs 2 and 3 of this Amendment, and the distribution described in Paragraph 8 hereof, are deemed to be made), the Gross Asset Values of the Company's assets shall be adjusted to reflect that the aggregate net value of the Company (i.e., the aggregate gross value of the Company's assets minus the aggregate amount, or absolute value, of its liabilities) is five hundred ninety-three million nine hundred forty thousand four hundred sixty-three dollars ($593,940,463).

        6.    Immediately following the contributions to capital described in Paragraph 2 of this Amendment, the contribution to capital and issuance of Shares described in Paragraph 3 hereof, and the distribution to Wynn pursuant to Paragraph 8 hereof, the Capital Account and number of Shares of each Member shall be as set forth on Schedule I attached hereto and Schedule I of the Operating Agreement shall be amended and restated in its entirety to read as Schedule I to this Amendment (for purposes of clarification and without limiting the generality of the foregoing, the Capital Account balance for Wynn as set forth on Schedule I reflects, in full, both the increase attributable to the value of the Macau Interest to be contributed to the Company by Wynn and the decrease attributable to the cash in the amount of the Macau Reimbursement Amount to be distributed by the Company to Wynn). To the extent that the contribution pursuant to Paragraph 3 hereof is made by the Other Baron Fund, the information shown on Schedule I for Baron Asset Fund shall be appropriately decreased to reflect the admission of the Other Baron Fund as a Member and its corresponding Capital Account balance and number of Common Shares as of the Contribution Date.

        7.    If any Member fails, on or before the date required hereby, to make all or any part of a contribution required to be made by such Member pursuant to Paragraph 2 or 3 hereof, the Managing Member (unless the Managing Member is the Member who fails to make such a contribution) may choose (i) to return those of such contributions that were made and suspend implementation of those provisions of this Amendment that, in the judgment of the Managing Member, are dependent on the making of such contributions (in which case, the effectiveness of the other provisions hereof shall not be affected), or (ii) to accept those of such contributions that were made and make appropriate adjustments, in the judgment of the Managing Member, in the Members' Interests to reflect such failure, including without limitation through the issuance of new Common Shares to the Members who made such contributions. The Managing Member's exercise of his rights under the preceding sentence shall not preclude him, the other Members, or the Company from exercising any other rights or remedies available to any of them under the Operating Agreement, at law, in equity, or otherwise. If the Managing Member is the Member who fails to make such a contribution, the Managing Member shall return those of such contributions that were made and terminate those provisions of this Amendment that, in the judgment of the Managing Member, are dependent on the making of such contributions (in which case, the effectiveness of the other provisions hereof shall not be affected).

        8.    On or as soon as practicable after April 22, 2002, and notwithstanding anything to the contrary expressed or implied in the Operating Agreement or elsewhere herein, the Managing Member shall distribute from the Company to Wynn cash in an amount equal to the Macau Reimbursement Amount to reimburse Wynn, in accordance with Regulations Section 1.707-4(d), for all of his expenditures with respect to the Macau Interest and the Macau Project. For purposes hereof, "Macau Reimbursement Amount" means the aggregate amount of all of the expenditures incurred and amounts advanced directly or indirectly by Wynn (including for this purpose all amounts advanced by Marc D. Schorr) with respect to the Macau Interest and the Macau Project. Without limiting the generality of the foregoing, it is acknowledged that, as of the Effective Date, the Macau Reimbursement Amount is approximately $24,000,000, and that the Macau Reimbursement Amount shall be increased as of the date of reimbursement hereunder to reflect all additional such expenditures of Wynn with respect to the Macau Interest and the Macau Project on or after the Effective Date. The Company shall, and hereby does, assume and agree to pay, perform, and discharge when due all other liabilities and obligations of any kind or nature with respect to the Macau Interest, whether known, unknown, asserted, unasserted, absolute, contingent, accrued, unaccrued, liquidated, unliquidated, due, to become due, or otherwise. On or before the April 22, 2002, Wynn shall furnish each of Aruze and Baron Asset Fund with documentation showing the amount of cash or cash equivalents that will be held by Wynn Macau as of the April 22, 2002.

        9.    Section 5.1(a)(1) of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          (1)  First, to Members pro rata in accordance with the respective amounts of their initial Capital Accounts as shown on Schedule I (as amended and restated by the Third Amendment to this Agreement), without adjustment for subsequent allocations of Profits or Losses or otherwise, until each Member has received an aggregate amount of distributions pursuant to this Subsection 5.1(a)(1) equal to the amount of such initial Capital Account; and

        10.  Section 7.5 of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          7.5    Tag-Along Rights.

            (a)  If Wynn is the Transferor required to provide the Notice of Offer under Section 7.4(a), then Aruze and Baron Asset Fund shall each have a right (in addition to its rights under Section 7.4) to participate in such Transfer pursuant to the provisions of this Section 7.5(a). During the fifteen-day Refusal Period described in Section 7.4(a), each of Aruze and Baron Asset Fund may, by written notice to Wynn, elect to participate in such Transfer and to sell that percentage of the Total Common Shares owned by Aruze or Baron Asset Fund, as the case may be, which is equal to the Total Common Shares that will be sold by Wynn in such Transfer divided by the Total Common Shares owned by Wynn. The terms and conditions of such Transfer (including the purchase price per Common Share sold in such Transfer, the identity of the buyer(s), and the consequences resulting from the other Members' exercise of any rights of first refusal) shall be no less favorable to Aruze or Baron Asset Fund, as the case may be, than to Wynn; provided, however, that (i) the purchase price per Common Share paid to any Member may be different from that paid to any other Member if, and to the extent appropriate to take into account that, the Capital Account balance associated with each Common Share being sold by such Member differs from the Capital Account balance associated with each Common Share being sold by such other Member, and (ii) Wynn may enter into service, noncompetition, or similar agreements with the buyer and receive appropriate consideration thereunder.

            (b)  If Aruze is the Transferor required to provide the Notice of Offer under Section 7.4(a), then Wynn and Baron Asset Fund shall each have a right (in addition to his or its rights under Section 7.4) to participate in such Transfer pursuant to the provisions of this Section 7.5(b). During the fifteen-day Refusal Period described in Section 7.4(a), each of Wynn and Baron Asset Fund may, by written notice to Aruze, elect to participate in such Transfer and to sell that percentage of the Total Common Shares owned by Wynn or Baron Asset Fund, as the case may be, which is equal to the Total Common Shares that will be sold by Aruze in such Transfer divided by the Total Common Shares owned by Aruze. The terms and conditions of such Transfer (including the purchase price per Common Share sold in such Transfer, the identity of the buyer(s), and the consequences resulting from the other Members' exercise of any rights of first refusal) shall be no less favorable to Wynn or Baron Asset Fund, as the case may be, than to Aruze; provided, however, that (i) the purchase price per Common Share paid to any Member may be different from that paid to any other Member if, and to the extent appropriate to take into account that, the Capital Account balance associated with each Common Share being sold by such Member differs from the Capital Account balance associated with each Common Share being sold by such other Member, and

    (ii) Aruze may enter into service, noncompetition, or similar agreements with the buyer and receive appropriate consideration thereunder.

        11.  Section 7.6(b) of the Operating Agreement shall be amended by adding a new sentence at the end thereof to read as follows: "Notwithstanding anything to the contrary in this Section 7.6, any Transfer or issuance of shares in Aruze Parent shall not constitute a transfer of an Upstream Ownership Interest if, immediately following such Transfer or issuance, Okada is more than a fifty percent shareholder in Aruze Parent and has the right to directly exercise more than fifty percent of the voting power of the shareholders of Aruze Parent."

        12.  Notwithstanding anything to the contrary expressed or implied in the Operating Agreement or elsewhere herein, but without limiting the generality of the powers and authority given to the Managing Member under the Operating Agreement, the Managing Member shall have the power and authority, on behalf of the Company, and without any further consent or other action of the Board or the Members, to:

          (a)  designate Common Shares to be issued, and issue such Shares, to Baron Asset Fund (or if applicable, the Other Baron Fund) pursuant to Paragraph 3 hereof, to the extent necessary to bring the aggregate number of issued and outstanding Common Shares held by Baron Asset Fund (together with any Common Shares held by the Other Baron Fund), as a Member, immediately following such issuance, to ten thousand five hundred twenty-six point three two (10,526.32);

          (b)  designate Common Shares to be issued, and issue such Shares, (i) to Anthony Marnell or his designee ("Marnell") and John Moran or his designee ("Moran") and admit Marnell and Moran as Members, and (ii) to Baron Asset Fund (or if applicable, the Other Baron Fund in the manner provided for under Paragraph 3 hereof), where the collective Interests of Marnell, Moran, Baron Asset Fund, and the Other Baron Fund following the issuances contemplated by the foregoing clauses (i) and (ii) may at the discretion of the Managing Member correspond to a Percentage Interest and/or a Voting Interest of up to fifteen percent (15%), and each of whose Percentage Interest and Voting Interest attributable to the issuances contemplated by the foregoing clauses (i) and (ii) shall dilute and reduce the Percentage Interest and Voting Interest of each Member on a pro-rata basis in accordance with the respective Percentage Interest of such Member; such Interests shall be issued in exchange for such consideration and upon such other terms and conditions as the Managing Member shall determine, which may include without limitation the execution of standstill agreements by any Person and the establishment of special voting arrangements that could vest partial or complete control over the voting rights of any Person in Wynn (provided that none of the Common Shares comprising the Interests attributable to the issuances contemplated by the foregoing clauses (i) and (ii) shall have rights or privileges superior to Aruze or Wynn);

          (c)  designate Common Shares to be issued, and issue such Shares, to any Member pursuant to Paragraph 7 hereof;

          (d)  alter the organizational form of the Company or form a successor entity for the purpose of effecting a public offering of securities of the Company or such successor (any such altered form or successor entity, the "Corporate Vehicle"), including without limitation by incorporating the Company or any of its subsidiaries or businesses for such purpose or by causing a direct transfer of Interests by the Members to a newly-formed corporation, provided that (i) the technique used to establish the Corporate Vehicle shall be intended to constitute a nontaxable transaction for the Members for federal income tax purposes and (ii) the organizational documents for the Corporate Vehicle shall be consistent with those provisions of the Stockholders Agreement relating to actions requiring a supermajority vote of the Corporate Vehicle's directors;

          (e)  make a public offering of securities of the Corporate Vehicle in exchange for such consideration and upon such other terms and conditions as the Managing Member shall determine;

          (f)    borrow money and incur indebtedness on behalf of the Company, the Corporate Vehicle, or any of their subsidiaries for the purpose of developing and constructing the Project (also known as "Le Rêve" hotel and casino), and cause to be executed and delivered in the name of the Company, the Corporate Vehicle, or any of their subsidiaries (or authorize any individual manager, officer, or other Person to execute and deliver in the name of the Company, the Corporate Vehicle, or any of their subsidiaries) promissory notes, bonds, debentures, deeds of trust, pledges, hypothecations, guarantees, or other evidences of indebtedness or security interests;

          (g)  borrow money and incur indebtedness, or effect other forms of financing, of up to five hundred million dollars ($500,000,000) on behalf of the Company, the Corporate Vehicle, or any of their subsidiaries, on commercially reasonable terms, for the purpose of developing the Macau Project, and cause to be executed and delivered in the name of the Company, the Corporate Vehicle, or any of their subsidiaries (or authorize any individual manager, officer, or other Person to execute and deliver in the name of the Company, the Corporate Vehicle, or any of their subsidiaries) promissory notes, bonds, debentures, deeds of trust, pledges, hypothecations, guarantees, or other evidences of indebtedness or security interests;

          (h)  cause the Company, the Corporate Vehicle, or any of their subsidiaries to purchase that certain aircraft identified as a Bombardier Global Express, serial number 9065; and

          (i)    take all further actions and execute and deliver all further documents as may be necessary or advisable for the consummation of the transactions contemplated by the foregoing clauses (a) through (h) (including without limitation an amendment and restatement of the Operating Agreement to incorporate the Operating Agreement, as amended, into a single document).

        13.  In connection with the establishment of the Corporate Vehicle, any distribution or allocation of shares of stock in the Corporate Vehicle among the Members shall be made pro rata in proportion to their respective positive Capital Account balances (i.e., based on a proportion similar to that contemplated by Section 10.2(e)(iv) of the Operating Agreement), irrespective of the technique used to establish the Corporate Vehicle.

        14.  In connection with the power and authority granted to the Managing Member under Paragraph 12 hereof, each Member hereby irrevocably constitutes and appoints the Managing Member as its true and lawful attorney-in-fact, in its name, place, and stead, to make, execute, acknowledge, and file any document that may be necessary or advisable to consummate the transactions contemplated thereby, including without limitation the execution of assignments to effectuate a direct transfer of Interests by the Members to a corporation pursuant to clause (d) of Paragraph 12 hereof. It is expressly intended by each Member that the power of attorney granted by the preceding sentence is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the establishment of the Corporate Vehicle or the subsequent dissolution or termination of such Member.

        15.  Section 8.2(l) of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          (l)    admit additional investors as Members after October 3, 2000, whose collective Interests may at the discretion of the Managing Member have a Percentage Interest and/or a Voting Interest of up to twenty percent (20%) (excluding from such calculation any Interest held by Marnell or Moran and any Interest received by Baron Asset Fund or the Other Baron Fund pursuant to Paragraph 3 of the Third Amendment to Agreement), and each of whose Percentage Interest and Voting Interest shall dilute and reduce the Percentage Interest and Voting Interest of each other Member on a pro rata basis in accordance with the respective Percentage Interest of such Member; such Interests shall be issued in exchange for such consideration and upon such other terms and conditions as the Managing Member shall determine, provided that none of the Common Shares comprising such Interests shall have rights or privileges superior to Aruze or Wynn; and

        16.  The Members hereby waive any pre-emptive or related rights under Section 8.3 of the Operating Agreement, or otherwise, with respect to any of the shares or other equity interests contemplated to be issued pursuant hereto.

        17.  The Members hereby acknowledge that, as of the Effective Date and pursuant to Section 8.6 of the Operating Agreement, Aruze is removing Sachio Togo as a representative and appointing Kyoichiro Ohga as a successor representative.

        18.  The items to be reviewed at each meeting of the Board pursuant to Section 8.7(a) of the Operating Agreement shall include without limitation the status of the Macau Project and of the Company's efforts to raise equity or debt financing as contemplated by clauses (e), (f), and (g) of Paragraph 12 of this Amendment.

        19.  In Section 11.5 of the Operating Agreement, the phrase "Member or manager" and the phrase "Member or the manager" shall be amended and restated in its entirety to read as "Covered Person" each place either such phrase appears therein, and the phrase "Members or the managers" shall be amended and restated in its entirety to read as "Covered Persons."

        20.  Reference is hereby made to the second amendment (dated February 18, 2002) to the Operating Agreement. Without limiting the applicability of the provisions thereof with respect to Aruze's membership interests in the Company, such provisions shall also apply in a like manner with respect to any shares or other equity interests that Aruze may hold in the Corporate Vehicle or any of its subsidiaries or other related companies; provided, however, that in any purchase by Wynn of Aruze's membership interests in the Company or shares or other equity interests in the Corporate Vehicle, Wynn may elect to give Aruze a promissory note in the same manner as described in paragraph 4 of such second amendment.

        21.  The Members hereby approve and consent to all actions taken and documents executed by the Company, its subsidiaries and/or the Managing Member heretofore, including, without limitation, the prior designation and issuance of Shares to Baron Asset Fund and the admission of Baron Asset Fund as a Member.

        22.  In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Operating Agreement, the terms and conditions of this Amendment shall control.

        23.  On and after the Effective Date, each reference in the Operating Agreement to "this Agreement," "hereunder," "hereof," "herein," or any other expression of the like import referring to the Operating Agreement shall mean and be a reference to the Operating Agreement as amended by this Amendment, unless the context of the Operating Agreement requires otherwise (such as in the context of Sections 3.4 and 5.2 of the Operating Agreement). Except as expressly amended hereby, the provisions of the Operating Agreement, including without limitation Section 8.5 of the Operating Agreement, shall remain in full force and effect.

        24.  To the extent reasonably applicable, the provisions of Article XIV of the Operating Agreement are hereby incorporated herein and made a part hereof. This Amendment may be executed in two or more counterparts, each of which shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment is being executed as of the Effective Date.

/s/ Stephen A. Wynn Stephen A. Wynn, Managing Member of Valvino Lamore, LLC
Aruze USA, INC.
By:	/s/ Kazuo Okada
Baron Asset Fund
By:	/s/ Ronald Baron Ronald Baron Chairman & CEO

SCHEDULE I

MEMBERS, CAPITAL ACCOUNTS, AND SHARES
AS OF CONTRIBUTION DATE UNDER THIRD AMENDMENT

Members	Address	Capital Accounts (immediately after all contributions described in Paragraphs 2 and 3 of, and the reimbursement distribution to Wynn pursuant to Paragraph 8 of, the Third Amendment to Agreement)	Common Shares
Stephen A. Wynn		$390,399,919	100,000.00
Aruze USA, Inc.		$390,399,919	100,000.00
Baron Asset Fund*		$41,094,728	10,526.32

*
To the extent that the contribution pursuant to Paragraph 3 of the Third Amendment to Agreement is made by the Other Baron Fund (as defined in such Paragraph 3), the information shown in this Schedule I for Baron Asset Fund shall be appropriately decreased to reflect the admission of the Other Baron Fund as a Member and its corresponding Capital Account balance and number of Common Shares as of the Contribution Date.

EXHIBIT A

REPRESENTATIONS

        In connection with their respective capital contributions hereunder and their respective Interests in the Company, each of the Members represents and warrants to the Company and the other Members that each of the following statements is true and correct as of the Effective Date and the Contribution Date:

1.    Authority.    Such Member has all requisite power and authority to execute and deliver this Amendment and any related agreements to which such Member is a party and to carry out the provisions of this Amendment and any such related agreements. The execution, delivery, and performance by such Member of this Amendment and any related agreements to which such Member is a party, and the consummation by such Member of the transactions contemplated hereby and thereby have been or will be duly authorized by all necessary action on the part of such Member and, if such Member is an entity, its direct and indirect owners. This Amendment and any related agreements to which such Member is a party constitute, or upon execution and delivery will constitute, valid and binding agreements of such Member, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors' rights; and (ii) as general principles of equity restrict the availability of equitable remedies.

2.    Investment Representations.    Such Member understands that the Interests have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such Member also understands that the Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations contained herein. Such Member hereby represents, warrants, acknowledges, and agrees as follows:

        a.    Accredited Investor.    Such Member is an accredited investor within the meaning of Regulation D under the Securities Act.

        b.    Member Bears Economic Risk.    Such Member must bear the economic risk of its investment in the Company indefinitely unless the Interests are registered pursuant to the Securities Act, or an exemption from registration is available. Such Member also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Member to transfer all or any portion of its Interest or under the circumstances, in the amounts, or at the times such Member might propose.

        c.    Acquisition for Own Account.    Such Member is acquiring its Interest for such Member's own account for investment only, and not with a view towards distribution (subject to certain options that Wynn has agreed to grant to Marc D. Schorr and Kenneth R. Wynn to purchase a portion of Wynn's Interest).

        d.    Investment Experience.    By reason of such Member's own business or financial experience (or, if an entity, by reason of the business or financial experience of its parent company), such Member has the capacity to protect such Member's own interests in connection with the transactions contemplated hereby.

        e.    Receipt of Company Information.    Such Member has had an opportunity to discuss the Company's business, management, and financial affairs with directors, officers, and management of the Company and has had the opportunity to review the Company's operations and facilities and has received all of the information such Member has requested. Such Member has also had the opportunity to ask questions of and receive answers from the Company and its management regarding the terms and conditions of investment in the Company.

        f.    Restricted Securities.    The Interests must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

        g.    Legends.    Each certificate representing any Shares shall be stamped or otherwise imprinted with (in addition to any legend required under applicable state securities laws or as provided elsewhere in the Operating Agreement) a legend substantially similar to the one set forth in Section 14.4 of the Operating Agreement.

        h.    Limitations.    Such Member is not relying on representations and warranties except as expressly set forth herein, and such Member acknowledges that no such representation or warranty is being made by the Company or any of its respective officers, employees, Affiliates, agents, representatives, and, in particular, such Member is not relying on, and acknowledges that no representation or warranty is being made in respect of, (i) any projections, estimates, or budgets delivered or made available to such Member of future revenues, expenses, or expenditures, or future results of operations, and (ii) any other information or documents delivered or made available to such Member or such Member's Affiliates or their respective representatives, other than representations and warranties expressly set forth herein and other documents referred to herein.

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Exhibit 10.36
THIRD AMENDMENT TO AMENDED AND RESTATED OPERATING AGREEMENT OF VALVINO LAMORE, LLC
SCHEDULE I MEMBERS, CAPITAL ACCOUNTS, AND SHARES AS OF CONTRIBUTION DATE UNDER THIRD AMENDMENT
EXHIBIT A
REPRESENTATIONS